August 26, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Ladies and Gentlemen:

We have read StoneCastle Financial Corp.'s statements included in Item 77K of Form N-SAR and are in agreement with the statements contained therein concerning our Firm in response to Item 304(a) of Regulation S-K.


Very truly yours,

/s/
Rothstein Kass